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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): December 18, 2001

                        Price Communications Corporation
               (Exact Name of Registrant as Specified in Charter)


           New York                   1-8309             13-2991700
 (State or Other Jurisdiction      (Commission          (IRS Employer
      of Incorporation)            File Number)      Identification No.)


                              45 Rockefeller Plaza
                            New York, New York 10020
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (212) 757-5600


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ITEM 5. OTHER EVENTS.

         On December 18, 2001, Price Communications Corporation, a New York corporation ("Issuer"), Price Communications Cellular Inc., a Delaware corporation, Price Communications Cellular Holdings, Inc., a Delaware corporation, Price Communications Wireless, Inc., a Delaware corporation ("Price Wireless", and each of the foregoing collectively, the "Price Corporations"), Cellco Partnership, a Delaware general partnership ("Cellco"), and Verizon Wireless of the East LP, a newly formed Delaware limited partnership ("New LP") entered into a Transaction Agreement (the "Transaction Agreement"). Cellco is a joint venture between Verizon Communications, Inc. ("Verizon Communications") and Vodafone Group plc ("Vodafone"), through which the U.S. cellular wireless business of Verizon Communications and Vodafone is operated. Cellco is majority owned by Verizon Communications. The terms of the Transaction Agreement provide that Price Wireless will contribute to New LP substantially all of its cellular wireless business assets and approximately $150 million in cash, in consideration for which Price Wireless will receive a limited partnership interest in New LP (the "ELPI") initially valued at and with a capital account of $1.15 billion (subject to a working capital adjustment and other adjustments as provided in the Transaction Agreement). New LP will assume responsibility as more fully described in the Transaction Agreement for Price Wireless's indebtedness estimated at approximately $700 million. Cellco will own indirectly all of the partnership interests in New LP, other than the ELPI. The consummation of the transactions contemplated by the Transaction Agreement is subject to termination in certain events and is subject to other conditions, including regulatory approvals and the approval by the stockholders of the Issuer. If the closing of the transactions does not occur by August 31, 2002, either the Price Corporations or Cellco may terminate the Transaction Agreement. The Price Corporations have agreed to pay to Cellco a termination fee of $66,000,000 under certain circumstances, including in connection with the approval by the Board of Directors of the Issuer of a Superior Proposal (as such term is defined in the Transaction Agreement) and certain other actions taken by the Board of Directors of the Issuer in compliance with its fiduciary duties under applicable law as more fully described in the Transaction Agreement. A copy of the Transaction Agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

         Concurrently with the execution of the Transaction Agreement, the Price Corporations, Cellco and Verizon Wireless, Inc. ("Verizon Wireless") entered into a Termination Agreement pursuant to which the parties mutually agreed to terminate the Transaction Agreement dated as of November 14, 2000 (as amended, the "Prior Transaction Agreement").

         The terms of the Agreement of Limited Partnership of New LP that will be entered into at closing (the "Partnership Agreement"), will provide that in general until the earliest of the exchange of the ELPI (as described below), the Exchange Notice Deadline (as described below) or the fourth anniversary of closing of the issuance to Price Wireless of the ELPI, Price Wireless will be entitled to allocations of amounts of any net income of New LP that will provide it with a preferred return at an annual rate equal to approximately four percent (4%) (as reduced for certain interest expenses) on the amount of its New LP capital account, which allocations will


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increase such capital account. After the second anniversary of closing, 50%
of the amount of net income allocated to Price Wireless will be distributed to Price Wireless in cash (and will not increase Price Wireless's capital account). Price Wireless will be entitled to designate one member of the three-person management committee of New LP and will have veto rights over certain actions by New LP. A copy of the form of Partnership Agreement is attached hereto as Exhibit 10.2, and is incorporated herein by reference.

         Pursuant to the terms of the Exchange Agreement dated as of December 18, 2001 among the Price Corporations, Verizon Communications, Verizon Wireless, Cellco and New LP (the "Exchange Agreement"), following the completion of an initial public offering by Verizon Wireless (the contemplated Cellco IPO vehicle) of shares of its voting common stock, as a result of which the issuer receives gross proceeds of at least $4 billion and partnership units in Cellco representing at least 4% of Cellco's aggregate partnership units (the "IPO"), Price Wireless may elect at any time during the 60-day period occurring after the later of the IPO or the first anniversary of closing of the issuance to Price Wireless of the ELPI (the "Exchange Notice Deadline"), to exchange the ELPI for shares of such common stock. The number of shares of Verizon Wireless voting common stock Price Wireless would be entitled to receive in exchange for the ELPI would be determined based upon the amount of its New LP capital account at such time divided by the price at which the Verizon Wireless stock is sold to the public in the IPO (subject to antidilution adjustment as provided in the Exchange Agreement). If the IPO is not completed prior to the fourth anniversary of the closing, the ELPI would be mandatorily exchanged for shares of the voting common stock of Verizon Communications. The number of shares of Verizon Communications voting common stock Price Wireless would be entitled to receive in exchange for the ELPI would be determined based upon the amount of its New LP capital account at such time divided by the average closing price of Verizon Communications common stock for the 20 consecutive trading days immediately prior to the closing of the exchange (the "VCI Exchange Amount"), at a minimum price per share of $40 and a maximum price per share of $74 (in each case subject to antidilution adjustment as provided in the Exchange Agreement). In addition, under certain circumstances (including, without limitation, a change of control of the Issuer or a transfer of ownership of the ELPI to a secured creditor in a transaction permitted pursuant to the terms of the Partnership Agreement), Verizon Communications will have the right to cause an exchange of the ELPI into shares of its voting common stock equal to the VCI Exchange Amount at such time. If an IPO occurs prior to the fourth anniversary of the closing of the issuance of the ELPI to Price Wireless and Price Wireless does not exercise its option to exchange its ELPI for Verizon Wireless common stock, the ELPI shall be mandatorily exchanged for a number of shares of Verizon Communications voting common stock equal to the greater of (i) the VCI Exchange Amount at such time and (ii) $55.30 per share (subject to antidilution adjustment as provided in the Exchange Agreement), which exchange will occur on such date as may be specified by Verizon Communications but will in any event occur no later then the tenth anniversary of the closing of the issuance of the ELPI to Price Wireless. A copy of the Exchange Agreement is attached hereto as Exhibit
10.3, and is incorporated herein by reference.

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         In connection with the transactions contemplated by the Transaction
Agreement, the Price Corporations entered into a Lock-up Agreement with Verizon Wireless dated as of December 18, 2001 (the "Verizon Wireless Lock-up Agreement") and a Lock-up Agreement with Verizon Communications dated as of December 18, 2001 (the "Verizon Communications Lock-up Agreement", together with the Verizon Wireless Lock-up Agreement, the "Lock-up Agreements"), pursuant to which the Price Corporations agreed not to sell or otherwise dispose of shares of the Verizon Wireless stock or Verizon Communications stock, as the case may be, received by them pursuant to the Exchange Agreement, except with respect to up to $30 million of such stock until, in general, the later of (x) the date 270 days after (1) in the case of the Verizon Wireless stock, the later of (A) the IPO and (B) the first anniversary of closing of the issuance of the ELPI to Price Wireless and (2) in the case of the Verizon Communications stock, the closing date of the exchange of the ELPI into the Verizon Communications stock. A copy of the Verizon Wireless Lock-up Agreement is attached hereto as Exhibit 10.4, and is incorporated herein by reference. A copy of the Verizon Communications Lock-up Agreement is attached hereto as Exhibit 10.5, and is incorporated herein by reference.

         In connection with the transactions contemplated by the Transaction Agreement, the Price Corporations entered into a Pledge Agreement dated as of December 18, 2001 with Verizon Wireless, Verizon Communications and Cellco, as agent (the "Pledge Agreement"). Pursuant to the terms of the Pledge Agreement, the Price Corporations granted to Cellco, for its benefit and the benefit of Verizon Wireless and Verizon Communications, a lien on and security interest in
(1) prior to the exchange of the ELPI for Verizon Wireless stock or Verizon Communications stock, as the case may be, 13% of the ELPI and (2) after the exchange of the ELPI for Verizon Wireless stock or and Verizon Communications stock, as the case may be, a number of shares of Verizon Wireless stock or Verizon Communications stock equal to $75,000,000 (which amount is subject to reduction as provided in the Pledge Agreement), to secure their indemnity and payment obligations under the Transaction Agreement, the Exchange Agreement, the Lockup Agreements, the Partnership Agreement and the Pledge Agreement. A copy of the Pledge Agreement is attached hereto as Exhibit 10.6, and is incorporated herein by reference.

         As an inducement to Cellco entering into the Transaction Agreement, Robert Price, President of the Issuer, and Kim Pressman, Executive Vice President and Chief Financial Officer of the Issuer (each a "Stockholder"), entered into an amended and restated voting agreement (the "Voting
Agreement") with Cellco, New LP and Verizon Wireless, which amends and restates in its entirety the voting agreement entered into in connection with the Prior Transaction Agreement. Pursuant to the Voting Agreement, each Stockholder agreed to vote all shares of common stock, par value $.01 per share, of the Issuer such Stockholder is entitled to vote to approve and adopt the Transaction Agreement and all transactions contemplated by the Transaction Agreement at any meeting of the stockholders of the Issuer and at any adjournment thereof, at which such Transaction Agreement and the transactions contemplated thereby, are submitted for consideration and vote of the stockholders of the Issuer. A copy of the Voting Agreement is attached hereto as Exhibit 10.7, and is incorporated herein by reference.

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ITEM 7. EXHIBITS.

10.1 Transaction Agreement dated as of December 18, 2001 among Price Communications Corporation, Price Communications Cellular Inc., Price Communications Cellular Holdings, Inc., Price Communications Wireless, Inc., Cellco Partnership and Verizon Wireless of the East LP

10.2 Form of Agreement of Limited Partnership of Verizon Wireless of the East LP among Verizon Wireless of Georgia LLC, Cellco Sub and Price Communications Wireless, Inc.

10.3 Exchange Agreement dated as of December 18, 2001 among Price Communications Corporation, Price Communications Cellular Inc., Price Communications Cellular Holdings, Inc., Price Communications Wireless, Inc., Verizon Communications Inc., Verizon Wireless, Inc., Cellco Partnership and Verizon Wireless of the East LP

10.4 Lock-up Agreement dated as of December 18, 2001 among Price Communications Corporation, Price Communications Cellular Inc., Price Communications Cellular Holdings, Inc., Price Communications Wireless and Verizon Wireless, Inc.

10.5 Lock-up Agreement dated as December 18, 2001 among Price Communications Corporation, Price Communications Cellular Inc., Price Communications Cellular Holdings, Inc., Price Communications Wireless, Inc., and Verizon Communications Inc.

10.6 Pledge Agreement dated as of December 18, 2001 among Price Communications Corporation, Price Communications Cellular Inc., Price Communications Cellular Holdings, Inc., Price Communications Wireless, Inc., Cellco Partnership, Verizon Communications, Inc. and Verizon Wireless, Inc.

10.7 Amended and Restated Voting Agreement dated as of December 18, 2001 among Robert Price, Kim Pressman, Cellco Partnership, Verizon Wireless of the East LP and Verizon Wireless, Inc.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 4, 2002


                                     PRICE COMMUNICATIONS CORPORATION


                                     By:   /s/ Kim Pressman
                                           -------------------------------------
                                           Kim Pressman
                                           Executive Vice President, Chief
                                           Financial Officer and Secretary